UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM  8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act OF 1934

Date of report (date of earliest event reported): April 27, 2012

BIO-REFERENCE LABORATORIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey (State or Other Jurisdiction of Incorporation)	0-15266 (Commission File Number)	22-2405059 (IRS Employer Identification No.)

481 Edward H. Ross Drive, Elmwood Park, NJ (Address of principal executive offices)	07407 (Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2012, Bio-Reference Laboratories, Inc. (the “Company”) entered into an agreement with IncellDx, Inc., a Delaware corporation having its place of business in Menlo Park, California (“IncellDx”), pursuant to which the Company purchased 2,424,242 shares of Series A-1 Preferred stock at a price of approximately $4 million paid in cash and an additional 1,212,121 shares (for a total of 3,636,364 shares) at a price of approximately $2 million pursuant to a promissory note, for a total of approximately $6 million.  In addition, the Company received warrants to purchase an additional 675,000 shares at a price of $1.65 per share.

The note is payable to IncellDx on an as-needed basis and the amount of the note and corresponding number of shares and warrants will be proportionately reduced if the entire $2 million is not needed.  However, the Company expects to invest the entire $2 million within the next six months.

IncellDx is in the start-up phase and is currently unprofitable, with assets of unknown market value.

IncellDx has developed a method and reagents for providing an enhanced screening test for high risk HPV (human papillomavirus) women which is designed to exclude those without risk of developing cervical cancer, thus it is expected to obviate the need for more invasive and expensive testing.

The stock purchase transaction is described in the annexed press release (Exhibit 1.1) and in more detail in the annexed Series A-1 Preferred Stock Purchase Agreement (Exhibit 1.2).

The foregoing description is only a summary and is qualified in its entirety by reference to the Series A-1 Preferred Stock Purchase Agreement, which is incorporated by reference into this Item 1.01.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

1.1	Press Release

1.2	Series A-1 Preferred Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-REFERENCE LABORATORIES, INC.

Dated:	April 30, 2012	By	/s/ Sam Singer
Sam Singer, Chief Financial Officer